Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

609-671-0980 x570

UNIVERSAL DISPLAY CORPORATION ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

EWING, N.J. – August 3, 2017 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2017.

“We are pleased to report solid year-over-year growth across the board, leading to record revenues and earnings,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “Our outstanding performance stems from over two decades of consistently investing in our pioneering technology, scaling our critical mass, and streamlining our operational flexibility from invention, to pilot, to mass production, in addition to a vibrant growing OLED market. Through these twenty-plus years, we have accumulated a robust wealth of knowledge and know-how, expanded our extensive IP matrix, and built-up our R&D prowess to innovate, develop and deliver leading-edge materials and technologies to our growing customer base.”

Rosenblatt continued, “With the OLED revolution gaining strength, our momentum is growing as well. With our tremendous experience, steadfast focus on execution, and expanding product portfolio of new OLED materials and technologies, we believe that we are well-positioned to leverage the vast opportunities in this flourishing market to drive profitable growth and deliver the most energy-efficient, high performance and cost-effective emissive layer solutions to our customers and partners.”

Financial Highlights for the Second Quarter of 2017

•	Total revenue increased 59% to $102.5 million in the second quarter, compared with $64.4 million in the second quarter of 2016, driven by higher material sales as well as royalty and license fees.
•	Revenue from material sales increased 110% to $46.8 million in the second quarter, compared with $22.3 million in the second quarter of 2016, due to an increase in phosphorescent emitter sales.
•	Revenue from royalty and license fees increased 28% to $53.7 million in the second quarter, compared with $42.0 million in the second quarter of 2016.
•	Operating income increased by $26.5 million to $60.5 million in the second quarter, compared with $34.0 million in the second quarter of 2016.
•	Net income increased by $25.4 million to $47.2 million or $0.99 per diluted share in the second quarter, compared with $21.8 million or $0.46 per diluted share in the second quarter of 2016.

Financial Highlights for the First Half of 2017

•	Total revenue increased 68% to $158.1 million in the first half, compared with $94.1 million in the first half of 2016, driven by higher material sales as well as royalty and license fees.
•	Revenue from material sales increased 101% to $93.5 million in the first half, compared with $46.6 million in the first half of 2016, due to an increase in phosphorescent emitter sales.

•	Revenue from royalty and license fees increased 28% to $60.7 million in the first half, compared with $47.4 million in the first half of 2016.
•	Operating income increased by $35.9 million to $72.6 million in the first half, compared with $36.7 million in the first half of 2016.
•	Net income increased by $33.8 million to $57.6 million or $1.21 per diluted share in the first half, compared with $23.8 million or $0.51 per diluted share in the first half of 2016.

2017 Guidance

Although the OLED industry is still at an early state where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly, the Company believes that its revenues will be in the range of $285 million to $300 million for fiscal 2017.

Dividend

The Company also announced a third quarter cash dividend of $0.03 per share on the Company’s common stock. The dividend is payable on September 30, 2017, to all shareholders of record as of the close of business on September 15, 2017.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 3, 2017 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-800-449-5865 (toll-free) or 1-719-457-2088, and reference conference ID 7036849. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries.  Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 4,200 issued and pending patents worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting.  The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea, and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc.  The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Japan Display Inc., Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC, OSRAM, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd., Tianma Micro-electronics and Tohoku Pioneer Corporation. To learn more about Universal Display Corporation, please visit http://www.oled.com.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2016. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$109,438	$139,365
Short-term investments	256,117	188,644
Accounts receivable	39,702	24,994
Inventory	24,437	17,314
Deferred income taxes	—	8,661
Other current assets	7,191	6,392
Total current assets	436,885	385,370
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $34,409 and $32,167	38,691	27,203
ACQUIRED TECHNOLOGY, net of accumulated amortization of $81,013 and $70,714	141,828	152,127
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $1,303 and $615	15,537	16,225
GOODWILL	15,535	15,535
INVESTMENTS	14,775	14,960
DEFERRED INCOME TAXES	44,067	15,832
OTHER ASSETS	317	307
TOTAL ASSETS	$707,635	$627,559
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,772	$8,112
Accrued expenses	12,442	19,845
Deferred revenue	10,061	10,282
Other current liabilities	1,146	1,967
Total current liabilities	41,421	40,206
DEFERRED REVENUE	27,174	31,322
RETIREMENT PLAN BENEFIT LIABILITY	31,228	27,563
Total liabilities	99,823	99,091
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 48,444,492 and 48,270,990 shares issued, and 47,086,629 and 46,913,127 shares outstanding, at June 30, 2017 and December 31, 2016, respectively	484	483
Additional paid-in capital	603,438	604,364
Retained earnings (accumulated deficit)	55,617	(25,557)
Accumulated other comprehensive loss	(11,571)	(10,666)
Treasury stock, at cost (1,357,863 shares at June 30, 2017 and December 31, 2016)	(40,158)	(40,158)
Total shareholders’ equity	607,812	528,468
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$707,635	$627,559

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE:
Material sales	$46,828	$22,315	$93,465	$46,619
Royalty and license fees	53,667	42,018	60,692	47,360
Contract research services	2,018	59	3,922	116
Total revenue	102,513	64,392	158,079	94,095
COST OF SALES	11,310	5,684	24,297	10,736
Gross margin	91,203	58,708	133,782	83,359
OPERATING EXPENSES:
Research and development	10,685	10,969	22,503	21,445
Selling, general and administrative	9,839	7,688	19,916	14,264
Amortization of acquired technology and other intangible assets	5,495	2,830	10,987	5,579
Patent costs	1,674	1,230	3,221	2,575
Royalty and license expense	2,991	1,966	4,578	2,841
Total operating expenses	30,684	24,683	61,205	46,704
OPERATING INCOME	60,519	34,025	72,577	36,655
Interest income, net	796	653	1,467	978
Other income (expense), net	6	(1,829)	(13)	(1,914)
Interest and other income, net	802	(1,176)	1,454	(936)
INCOME BEFORE INCOME TAXES	61,321	32,849	74,031	35,719
INCOME TAX EXPENSE	(14,134)	(11,047)	(16,479)	(11,968)
NET INCOME	$47,187	$21,802	$57,552	$23,751
NET INCOME PER COMMON SHARE:
BASIC	$0.99	$0.46	$1.21	$0.51
DILUTED	$0.99	$0.46	$1.21	$0.51
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,742,746	46,927,543	46,702,376	46,862,199
DILUTED	46,810,238	47,041,854	46,781,120	46,985,374
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$—	$0.06	$—

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57,552	$23,751
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(4,873)	(3,601)
Depreciation	2,398	1,839
Amortization of intangibles	10,987	5,579
Amortization of premium and discount on investments, net	(1,260)	(801)
Stock-based compensation to employees	5,404	5,401
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,328	891
Change in earnout liability recorded for Adesis acquisition	469	—
Deferred income tax expense	7,408	4,826
Retirement plan expense	2,088	1,982
Decrease (increase) in assets:
Accounts receivable	(14,708)	6,745
Inventory	(7,123)	(3,719)
Other current assets	(799)	(3,174)
Other assets	(10)	(369)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(1,916)	(5,625)
Other current liabilities	(821)	256
Deferred revenue	505	2,250
Net cash provided by operating activities	56,629	36,231
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,717)	(2,162)
Purchases of intangibles	—	(96,033)
Purchases of investments	(255,224)	(325,226)
Proceeds from sale of investments	189,335	364,017
Net cash used in investing activities	(75,606)	(59,404)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	349	202
Proceeds from the exercise of common stock options	30	182
Payment of withholding taxes related to stock-based compensation to employees	(8,501)	(4,794)
Cash dividends paid	(2,828)	—
Net cash used in financing activities	(10,950)	(4,410)
DECREASE IN CASH AND CASH EQUIVALENTS	(29,927)	(27,583)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	139,365	97,513
CASH AND CASH EQUIVALENTS, END OF PERIOD	$109,438	$69,930
The following non-cash activities occurred:
Unrealized gain (loss) on available-for-sale securities	$140	$(131)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Common stock issued to employees that was earned and accrued for in a previous period	174	1,105
Net change in accounts payable and accrued expenses related to purchases of property and equipment	4,169	(120)